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                                                                    Exhibit 23.1

                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (i) on Form S-8 (No. 333-68221) pertaining to registration of shares under the Smurfit-Stone Container Corporation Long Term Incentive Plan and shares under Stone Container Corporation option plans converted to Smurfit-Stone Container Corporation shares in the merger agreement; (ii) on Form S-8 (No. 33-57085) pertaining to registration of shares under the Smurfit-Stone Container Corporation 1992 Stock Option Plan; (iii) on Form S-8 (No. 333-31961) pertaining to registration of additional shares under the Smurfit-Stone Container Corporation 1992 Stock Option Plan; (iv) on Form S-8 (No. 333-47143) pertaining to the registration of shares under the Smurfit-Stone Container Corporation Management Incentive Plan; (v) on Form S-8 (No. 333-32850) pertaining to the registration of shares under the Smurfit-Stone Container Corporation Hourly Savings Plan, the Smurfit-Stone Container Corporation Savings Plan, the Jefferson Smurfit Corporation Hourly Savings Plan and the Smurfit Packaging Corporation Savings Plan and (vi) on Form S-4 (No. 333-43656) pertaining to registration of shares under the Smurfit-Stone Container Corporation Preferred Stock Plan, of our report dated January 29, 2001, except for paragraphs 1 and 14 of Note 7, as to which the dates are February 23, 2001 and March 9, 2001, respectively, with respect to the consolidated financial statements and schedule of Smurfit-Stone Container Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2000.


/s/ Ernst & Young LLP
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Ernst & Young LLP
St. Louis, Missouri
March 9, 2001